AMENDED AND RESTATED

AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF SHARE EXCHANGE is entered into as of this 27 day of August, 2004, by and between RED ALERT GROUP, INC., a Georgia corporation ("Red Alert") and SIMEX TECHNOLOGIES, INC., a Delaware corporation ("SIMEX").

R E C I T A L S:

A. Red Alert is engaged in the business of providing specialized security consulting services and products to support U.S. Homeland Security as well as counterterrorism internationally through its offices and activities in Europe, the Middle East, Asia and Africa (the "Red Alert Business").

B. Red Alert, SIMEX, and all of the holders of Red Alert capital stock (the "Exchanging Stockholders") desire to combine their respective companies and business operations, all on the terms and subject to the conditions set forth herein (the "Exchange").

C. The parties hereto intend for the Exchange to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

D. This Agreement amends and restates the Agreement and Plan of Share Exchange, dated August 19, 2004 by and between the parties hereto.

NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I
THE EXCHANGE

            Section 1.1 The Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code ("GBCC"), SIMEX will acquire all of the outstanding shares of stock of Red Alert from the Exchanging Shareholders in exchange for validly issued, fully paid and nonassessable shares of Series A preferred stock of SIMEX, and, after giving effect to all of the transactions contemplated by this Agreement, (a) the SIMEX shareholders and the Exchanging Shareholders will jointly own all of the issued and outstanding shares of SIMEX and (b) Red Alert will be a wholly-owned subsidiary of SIMEX.

            Section 1.2 Closing and Closing Date. The parties agree to use their commercially reasonable best efforts such that the closing of the Exchange contemplated by this Agreement (the "Closing") will take place at the offices of Greenberg Traurig LLP, 3290 Northside Parkway, N.W., Suite 400, Atlanta, Georgia 30327 on or before the third (3rd) business day after delivery of final schedules by SIMEX and Red Alert. In any event, subject to the satisfaction or waiver of the conditions set forth herein, the Closing shall be no later than August 27, 2004 unless otherwise mutually agreed upon by all of the parties hereto. For purposes hereof, the "Closing Date" shall be the day of the actual date of the Closing.

Section 1.3  Effective Time of the Exchange. Subject to the provisions of this Agreement, the parties shall file a Certificate of Share Exchange in such form as is required by, and executed in accordance with, the relevant provisions of the GBCC, including § 14-2-1105, and shall make all other filings or recordings required under the GBCC as soon as practicable on or after the Closing Date. The Exchange and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Share Exchange reflecting the Exchange is duly filed with the Secretary of State of the State of Georgia, or at such other time and date as Red Alert and SIMEX shall agree and as specified in the Certificate of Share Exchange (the "Effective Time").

Section 1.4  Due Diligence. Red Alert has delivered all of the requested due diligence items to SIMEX, including all of the items requested on the due diligence checklist and agrees to deliver any additional due diligence items to SIMEX reasonably requested by SIMEX prior to the Closing.

ARTICLE 2
MANNER OF CONVERTING SHARES

Section 2.1  Exchange Consideration. Upon the terms and subject to the conditions of this Agreement, the Exchanging Shareholders shall receive, as consideration for the exchange of all of the issued and outstanding shares of Red Alerts’s Common Stock, no par value per share ("Red Alert Common Stock"), shares of the Series A Preferred Stock, par value $0.001, of SIMEX ("SIMEX Preferred Stock"), such shares of SIMEX Preferred Stock to be issuable at the Closing in accordance with the terms of this Agreement. At the Effective Time, all such shares of SIMEX Preferred Stock shall be duly and validly issued, fully paid and nonassessable.

Section 2.2  Conversion of Shares. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Exchange and without any action on the part of the parties hereto or the shareholders of any of the parties, each share of Red Alert Common Stock issued and outstanding at the Effective Time shall, by virtue of the Exchange and without any action on the part of the holder thereof, automatically be converted into that number of shares of SIMEX Preferred Stock as shall be obtained by dividing (a) 3,905,253 (the "Exchange Consideration") by (b)  the number of Fully Diluted Shares (as hereinafter defined), with the resulting quotient (carried to four decimal places) being referred to herein as the "Exchange Ratio." "Fully Diluted Shares" shall be equal to the total number of outstanding shares of Red Alert Common Stock calculated on a fully diluted, fully converted basis as though any and all convertible debt and equity securities (including any Red Alert Preferred Stock and Red Alert Preferred Stock issuable upon the exercise of any outstanding warrants and outstanding options (whether vested or unvested)) and outstanding warrants had been converted or exercised into Common Stock. The Exchange Ratio shall not change as a result of fluctuations in the market price of SIMEX Common Stock between the date of this Agreement and the Effective Time. The aggregate number of shares of SIMEX Preferred Stock issued pursuant to this Section 2.2 shall be referred to as "Share Exchange Shares." Each share of the SIMEX Preferred Stock shall be convertible into 30 shares of SIMEX Common Stock and shall vote together with the common as a single class, on an as converted basis.

Section 2.3  Adjustments to Exchange Ratio. The Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into SIMEX Common Stock or Red Alert Common Stock), reorganization, recapitalization or other like change with respect to SIMEX Common Stock or Red Alert Common Stock occurring after the date of this Agreement and prior to the Effective Time. Any such change for which a record date is established shall be deemed for the purposes of this Section  2.3 to have occurred on the record date.

Section 2.4  Shares Held by Red Alert. Each share of Red Alert Common Stock held in treasury by Red Alert, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

Section 2.5  Fractional Shares. No certificates representing fractional shares of Red Alert Common Stock will be issued as a result of the Exchange. Notwithstanding any other provision of this Agreement to the contrary, each Red Alert shareholder that otherwise would have been entitled to receive a fraction of a share of SIMEX Preferred Stock (determined after taking into account all certificates delivered by such holder) shall receive in lieu thereof, cash (without any interest thereon) in an amount equal to the product of (x) such fractional part of a share of SIMEX Preferred Stock, and (y) the average of the closing bid and asked prices of the SIMEX Common Stock for the 5 trading days immediately preceding the execution date of this Agreement multiplied by 100 (the "Fractional Share Payment").

ARTICLE 3
EXCHANGE OF SHARES

Section 3.1  Exchange Agent. SIMEX shall serve as the exchange agent (the "Exchange Agent") in the Exchange.

Section 3.2  Deposit of Certificates with Exchange Agent. At or prior to the Effective Time, SIMEX shall deposit with the Exchange Agent, in trust for the benefit of the Exchanging Shareholders, certificates representing the aggregate number of shares of SIMEX Preferred Stock issuable pursuant to Section 2.2.

Section 3.3  Exchange Procedures. Upon surrender of a certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate shall be entitled to receive in exchange therefor (i) the Fractional Share Payment (if applicable), and (ii) a SIMEX certificate representing that number of whole shares of SIMEX Preferred Stock that such holder has the right to receive pursuant to the provisions of this Article III, and the certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3, each certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Fractional Share Payment (if applicable) and the Exchange Consideration that the holder thereof has right to receive pursuant to the provisions of this Article III. No interest will be paid or will accrue on any cash payable to holders of certificates pursuant to the provisions of this Article.

SIMEX shall not be obligated to deliver the consideration to which any Exchanging Shareholder is entitled as a result of the Exchange until such holder surrenders his or her certificate or certificates representing the shares of Red Alert Common Stock for exchange as provided in this Article III or such holder provides an appropriate affidavit regarding loss of such certificate or agreement and an indemnification in favor of SIMEX pursuant to Section 3.7 hereof. All certificates representing shares of SIMEX Preferred Stock shall bear the appropriate "restricted stock legend" evidencing that such shares have not been registered under the Securities Act.

Section 3.4  Rights of Former Red Alert Owners. At the Effective Time, the stock transfer books of Red Alert shall be closed and no transfer of Red Alert Common Stock by any such holder shall thereafter be made or recognized. Until surrendered in accordance with the provisions of Section 3.3 of this Agreement, each certificate theretofore representing shares of Red Alert Common Stock (other than shares to be canceled pursuant to Section 2.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 2.1 of this Agreement in exchange therefor.

Section 3.5  No Further Ownership Rights in Red Alert Stock. All shares of SIMEX Preferred Stock issued upon the surrender for exchange of shares of Red Alert Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Red Alert Common Stock, and there shall be no further registration of transfers on the records of Red Alert of shares of Red Alert Common Stock which were outstanding immediately prior to the Effective Time.

Section 3.6  No Liability. Neither SIMEX nor Red Alert shall be liable to any Person in respect of any shares of SIMEX Preferred Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.7  Lost Certificates. If any certificate representing Red Alert Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by SIMEX, the posting by such Person of a bond in such reasonable amount as SIMEX may direct as indemnity against any claim that may be made against either of them with respect to such certificate, the transfer agent will issue in exchange for such lost, stolen or destroyed certificate the Exchange Consideration and unpaid dividends and distributions on shares of SIMEX Preferred Stock deliverable in respect thereof, in each case pursuant to this Agreement.

Section 3.8  Withholding Rights. SIMEX shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of SIMEX Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SIMEX such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Red Alert Common Stock in respect of which such deduction and withholding was made by SIMEX.

Section 3.9  Further Assurances. At and after the Effective Time, the officers and directors of SIMEX shall be authorized to execute and deliver, in the name and on behalf of Red Alert, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Red Alert, any other actions and things to vest, perfect or confirm of record or otherwise in Red Alert any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Red Alert as a result of, or in connection with, the Exchange.

Section 3.10  Restrictions on SIMEX Preferred Stock. Red Alert understands that the shares of SIMEX Preferred Stock (and any securities issued in respect of or exchange for the shares of SIMEX Preferred Stock) have not been, and will not be, registered under the Securities Act, in reliance on an exemption from the registration provisions of the Securities Act. Red Alert understands that the shares of SIMEX Preferred Stock are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Red Alert’s shareholders must hold the shares of SIMEX Preferred Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Red Alert shareholders acknowledge that SIMEX has no obligation to register or qualify the shares of SIMEX Preferred Stock for resale except as set forth in the Registration Rights Agreement. Red Alert further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares of SIMEX Preferred Stock, and on requirements relating to SIMEX that are outside of Red Alert’s control, and that SIMEX is under no obligation and may not be able to satisfy.

Section 3.11  No Public Market. Red Alert understands that no public market now exists for any of the shares of SIMEX Preferred Stock, and that SIMEX has made no assurances that a public market will ever exist for the shares of SIMEX Preferred Stock.

Section 3.12  Legends. Red Alert understands that the shares of SIMEX Preferred Stock and any securities issued in respect of or exchange for the shares of SIMEX Preferred Stock may bear one or all of the following legends:

(a)  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS."

(b)  Any legend required by the Blue Sky laws of any state or required by the corporate laws of any state to the extent such laws are applicable to the shares of SIMEX Preferred Stock represented by the certificate so legended.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF RED ALERT

Red Alert hereby represents and warrants to SIMEX as follows, which representations and warranties shall survive the Closing in accordance with Section 10.1 hereof.

Section 4.1  Organization and Qualification. Red Alert is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Red Alert has the requisite corporate power and authority to carry on the Red Alert Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Articles of Incorporation and Bylaws of Red Alert as in effect on the date hereof are attached to a closing certificate and incumbency certificate, substantially in the form of Exhibit "B" hereto ("Red Alert’ Closing Certificate"). The minute book of Red Alert, a true and complete copy of which has been delivered to SIMEX, (a) accurately reflects all action taken by the directors and shareholders of Red Alert at meetings of Red Alert’ Board of Directors or shareholders, as the case may be; and (b) contains true and complete copies, or originals, of the respective minutes of all meetings or consent actions of the directors or shareholders.

Section 4.2  Authority. Red Alert has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by Red Alert have been duly and validly authorized and approved by Red Alert’s Board of Directors and all of the Red Alert shareholders (or will have been prior to the Closing), and no other corporate or shareholder proceedings on the part of Red Alert, its Board of Directors or Shareholders is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Red Alert, and assuming the due authorization, execution and delivery by SIMEX, constitutes the valid and binding obligation of Red Alert, enforceable against Red Alert in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

Section 4.3  Capitalization.

(a)  The authorized capital stock of Red Alert consists of 50,000,000 shares of common stock, no par value, of which 34,832,191 shares are validly issued and outstanding, fully paid and nonassessable, and 50,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. All outstanding capital stock of Red Alert was issued in accordance with applicable federal and state securities laws. Except as set forth on Schedule 4.3(a) hereto, there are no options, warrants, calls, convertible notes, agreements, commitments or other rights presently outstanding that would obligate Red Alert or the Red Alert shareholder to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, convertible note, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, Red Alert has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Red Alert. Schedule 4.3(a) sets forth a list of (i) all holders of record of (A) Red Alert Stock, and (B) options, warrants, convertible notes or other rights to purchase capital stock of Red Alert (collectively, "Red Alert Stock Rights"); (ii) the number of shares held by each Red Alert shareholder and the number of shares of capital stock of Red Alert represented by the Red Alert Stock Rights; and (iii) the exercise price for each Red Alert Stock Right.

Section 4.4  Subsidiaries. Except as set forth on Schedule 4.4, Red Alert has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity").

Section 4.5  No Conflicts, Required Filings and Consents. Except as set forth on Schedule 4.5 hereto, none of (i) the execution and delivery of this Agreement by Red Alert, (ii) the consummation by Red Alert of the transactions contemplated hereby or (iii) compliance by Red Alert with any of the provisions hereof will:

(a)  conflict with or violate the Articles of Incorporation or Bylaws of Red Alert;

(b)  result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Red Alert, or by which Red Alert or any of its properties or assets may be bound or affected;

(c)  result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other any right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which Red Alert is a party or by which Red Alert or any of its properties or assets may be bound or affected;

(d)  result in the creation of any Lien on any of the property or assets of Red Alert; or

(e)  require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent"), (i) any government or subdivision thereof, whether domestic or foreign, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (any of the foregoing, a "Governmental Entity"), except for the filing of the Certificate of Share Exchange pursuant to the GBCC; or (ii) any other individual or Entity (collectively, a "Person").

Section 4.6  Financial Statements. Red Alert has heretofore furnished SIMEX with a true and complete copy of (a) the unaudited financial statements of Red Alert for the year ended December 31, 2003; and (b) the unaudited financial statements of Red Alert for the period ended March 31, 2004 (all of the foregoing collectively herein referred to as the "Red Alert Financial Statements"). The Red Alert Financial Statements present fairly, in all material respects, the financial position and operating results of Red Alert as of the dates, and during the periods, indicated therein.

Section 4.7  Absence of Changes. Except as provided in Schedule 4.7 hereto and except as contemplated hereby, since March 31, 2004 (a) Red Alert has not entered into any transaction that was not in the ordinary course of business; (b) except for sales of services in the ordinary course of business, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material asset or property of Red Alert; (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any shareholder of Red Alert in respect of its stock, whether in cash or property, and (ii) no purchase or redemption of any share of the capital stock of Red Alert; (d) there has been no declaration, payment, or commitment for the payment, by Red Alert, of a bonus or other additional salary, compensation, or benefit to any employee of Red Alert that was not in the ordinary course of business, except for normal year-end bonuses paid in the ordinary course of business; (e) there has been no release, compromise, waiver or cancellation of any debt to or claim by Red Alert, or waiver of any right of Red Alert; (f) there have been no capital expenditures in excess of $10,000 for any single item, or $25,000 in the aggregate; (g) there has been no change in accounting methods or practices or revaluation of any asset of Red Alert (other than Red Alert Accounts Receivable as defined in Section 4.25 hereof written down in the ordinary course of business which were less than $10,000 for any single Red Alert Accounts Receivable, or $25,000 in the aggregate); (h) there has been no material damage, or destruction to, or loss of, physical property (whether or not covered by insurance) adversely affecting the Red Alert Business or the operations of Red Alert; (i) there has been no loan by Red Alert, or guaranty by Red Alert of any loan, to any employee of Red Alert; (j) Red Alert has not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of Red Alert; (k) there has been no termination or resignation of any key employee or officer of Red Alert, and to the knowledge of Red Alert, no such termination or resignation is threatened; (l) there has been no amendment or termination of any material oral or written contract, agreement or license related to the Red Alert Business, to which Red Alert is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated hereby; (m) Red Alert has not failed to satisfy any of its debts, obligations or liabilities related to the Red Alert Business or the assets of Red Alert as the same become due and owing (except for Red Alert Accounts Payable (as defined in Section 4.26 hereof) payable in accordance with past practices and in the ordinary course of business); (n) there has been no agreement or commitment by Red Alert to do any of the foregoing; and (o) there has been no other event or condition of any character pertaining to and materially and adversely affecting the assets, business or financial condition of Red Alert.

Section 4.8  Undisclosed Liabilities. Except as set forth on Schedule 4.8 hereto, Red Alert has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charge or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after March 31, 2004, that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Red Alert; (b) liabilities reflected on the Red Alert Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

Section 4.9  Title to Properties. Except as set forth on Schedule 4.9 hereto, Red Alert has good and marketable title to all tangible property and assets used in the Red Alert Business, and good and valid title to its leasehold interests, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 10.11 hereof).

Section 4.10  Equipment. Red Alert has heretofore furnished SIMEX with a true and correct list of all items of tangible personal property (including computer hardware) necessary for or used in the operation of the Red Alert Business in the manner in which it has been and is now operated by Red Alert ("the Red Alert Equipment"), except for personal property having a net book value of less than $5,000. Except as set forth on Schedule 4.10 hereto, each material item of Red Alert Equipment is in good condition and repair, ordinary wear and tear excepted.

Section 4.11  Intellectual Property.

(a)  Set forth on Schedule 4.11 is a true and complete list of all material proprietary technology, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights (and all pending applications for any of the foregoing) used by Red Alert in the conduct of the Red Alert Business (together with trade secrets and know how used in the conduct of the Red Alert Business, the "Red Alert Intellectual Property Rights"). Red Alert owns, or is validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the Red Alert Intellectual Property Rights, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of Red Alert, threatened, that Red Alert is infringing or otherwise adversely affecting the rights of any Person with regard to any Red Alert Intellectual Property Right. No Person is infringing the rights of Red Alert with respect to any Red Alert Intellectual Property Right. Neither Red Alert nor any employee, agent or independent contractor of Red Alert, in connection with the performance of such Person’s services with Red Alert, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person.

(b)  Red Alert has heretofore furnished SIMEX with a true and complete list of all material computer software used by Red Alert in the conduct of the Red Alert Business (the "Red Alert Software"). Red Alert currently licenses, or otherwise has the legal right to use, all of the Red Alert Software (including any upgrade, alteration or enhancement with respect thereto), and all of the Red Alert Software is being used in compliance with any applicable license or other agreement.

Section 4.12  Real Property. Except as set forth on Schedule 4.12 hereto:

(a)  Red Alert has a good and valid leasehold interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the Red Alert Business (the "Red Alert Real Property"). Red Alert owns no real property. Except for Permitted Liens, and for the items set forth on Schedule 4.12, there are no Liens on Red Alert’s interest in any of the Red Alert Real Property.

(b)  There are no parties in possession of any portion of the Red Alert Real Property other than Red Alert, whether as sublessees, subtenants at will or trespassers.

(c)  To the knowledge of Red Alert, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any Governmental Entity, that would require, under the provisions of any of the Red Alert Leases (as hereinafter defined), any material expenditure by Red Alert to modify or improve any of the Red Alert Real Property to bring it into compliance therewith.

Section 4.13  Leases. Schedule 4.13 hereto sets forth a list of all leases pursuant to which Red Alert leases, as lessor or lessee, real or personal property used in operating the Red Alert Business or otherwise (the "Red Alert Leases") with an obligation in excess of $10,000. Copies of the Red Alert Leases, all of which have previously been provided to SIMEX, are true and complete copies thereof. All of the Red Alert Leases are valid, binding and enforceable against Red Alert and, to the knowledge of Red Alert, against the other parties thereto, in accordance with their respective terms, and there is not under any such Red Alert Lease any existing default by Red Alert, or, to the knowledge of Red Alert, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. Red Alert has not received notice that the lessor of any of the Red Alert Leases intends to cancel, suspend or terminate such Red Alert Lease or to exercise or not exercise any option thereunder.

Section 4.14  Contracts. Schedule 4.14 hereto sets forth a true and complete list of all contracts, agreements and commitments (whether written or oral) to which Red Alert is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or any of its properties or assets is otherwise bound, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to Red Alert Intellectual Property Rights and the like (collectively, the "Red Alert Contracts"); excepting only those Red Alert Contracts which involve less than $10,000 and are cancelable, without penalty, on no more than 90 days’ notice. The aggregate value of all payment obligations and rights to receive payments, under agreements, contracts and commitments (whether oral or in writing) to which Red Alert is a party or by which it or any of its properties or assets is otherwise bound, and that are not listed on Schedule 4.14, is less than $50,000 (calculating such value by adding together the value of rights and obligations, and not by determining the net amount thereof).

True and complete copies of all Red Alert Contracts (or a true and complete narrative description of any oral Red Alert Contract) have previously been provided to SIMEX. Neither Red Alert nor, to the knowledge of Red Alert, any other party to any of the Red Alert Contracts (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Red Alert Contracts, or (y) has waived any right it may have under any of the Red Alert Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition or prospects of Red Alert. All of the Red Alert Contracts constitute the valid and binding obligations of Red Alert, enforceable in accordance with their respective terms, and, to the knowledge of Red Alert, of the other parties thereto.

Section 4.15  Directors and Officers. Schedule 4.15 hereto sets forth a list, as of the Closing Date, of the name of each director and officer of Red Alert and the position(s) held by each.

Section 4.16  Payroll Information. Red Alert has paid all compensation required to be paid to employees of Red Alert on or prior to the date hereof other than compensation (and bonuses pursuant to arrangements described in Schedule 4.16 hereto) accrued in the current pay period.

Section 4.17  Litigation. Except as set forth on Schedule 4.17 hereto, there is no suit, action, claim, investigation or proceeding pending or, to the knowledge of Red Alert, threatened against or affecting Red Alert or the Red Alert Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Red Alert.

Section 4.18  Employee Benefit Plans/Labor Relations.

(a)  Except as disclosed in Schedule 4.18 hereto, there are no employee benefit plans, agreements or arrangements maintained by Red Alert, including (i) "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, disability or death benefit plans (collectively, "Red Alert Benefit Plans"). All Red Alert Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No default exists with respect to the obligations of Red Alert under any Red Alert Benefit Plan.

(b)  Red Alert is not a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of Red Alert; no representation campaign or election is now in progress with respect to any employee of Red Alert; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Red Alert, threatened, relating to or affecting the Red Alert Business. To the knowledge of Red Alert, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

Section 4.19  Taxes.

(a)  Except as set forth on Schedule 4.19, Red Alert has duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Red Alert on or prior to the Closing Date. Red Alert has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Red Alert (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the Red Alert Financial Statements). As of the Closing Date, all deficiencies proposed as a result of any audit have been paid or settled.

(b)  Red Alert is not a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

(c)  Red Alert has not consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and Red Alert has not agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

Section 4.20  Compliance with Applicable Laws. Red Alert holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Red Alert, as appropriate, and to carry on the Red Alert Business as now conducted (the "Red Alert Permits"). To the knowledge of Red Alert, Red Alert is in material compliance with all applicable laws, ordinances and regulations and the terms of the Red Alert Permits. Schedule 4.20 sets forth a true and complete list of all Red Alert Permits, true and complete copies of which have previously been provided to SIMEX.

Section 4.21  Board of Directors/Shareholder Consent. The Board of Directors of Red Alert and all of the Red Alert shareholders have adopted and approved this Agreement and the transactions contemplated hereby, or will have prior to the Closing.

Section 4.22  Brokers. Except as set forth on Schedule 4.22 hereto, no broker or finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated hereby as a result of arrangements made by or on behalf of Red Alert.

Section 4.23  Environmental Matters.

(a)  To the knowledge of Red Alert, no real property currently or formerly owned or operated by Red Alert is contaminated with any Hazardous Substance (as hereinafter defined);

(b)  Red Alert is not a party to any litigation or administrative proceeding nor, to the knowledge of Red Alert, is any litigation or administrative proceeding threatened against it, that, in either case, asserts or alleges that Red Alert (i) violated any Environmental Law (as hereinafter defined); (ii) is required to clean up, remove or take remedial or other responsive action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substance; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substance.

(c)  To the knowledge of Red Alert, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by Red Alert containing materials that, if known to be present in soil or ground water, would require cleanup, removal or other remedial action under Environmental Law.

(d)  To the knowledge of Red Alert, Red Alert is not subject to any judgment, order or citation related to or arising out of any Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law.

(e)  For purposes hereof, (i) the term "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

Section 4.24  Interest in Customers, Suppliers and Competitors. Except as provided in Schedule 4.24 hereto, no officer, director, shareholder or employee of Red Alert and no family member (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of Red Alert, or in any Person from whom or to whom Red Alert leases any real or personal property, or in any other Person with whom Red Alert is doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the Closing Date or proposed, other than the ownership of stock of publicly traded corporations.

Section 4.25  Accounts Receivable. All accounts, notes, contracts and other receivables of Red Alert (collectively, "Red Alert Accounts Receivable") were acquired by Red Alert in the ordinary course of business arising from bona fide transactions. To the knowledge of Red Alert, there are no set-offs, counterclaims or disputes asserted with respect to any Red Alert Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the Red Alert Financial Statements and, to the knowledge of Red Alert and subject to such reserve, all Red Alert Accounts Receivable are collectible in full. Red Alert has previously provided SIMEX (or will provide SIMEX prior to the Closing) with a true and complete aging report prepared as of July 31, 2004 which shows the time elapsed since invoice date for all Red Alert Accounts Receivable as of such date.

Section 4.26  Accounts Payable. All material accounts, notes, contracts and other amounts payable of Red Alert (collectively, "Red Alert Accounts Payable") are currently within their respective terms, and are neither in default nor otherwise past due by more than 90 days. Red Alert has previously provided SIMEX (or will provide SIMEX prior to the Closing) with a true and complete aging report prepared as of July 31, 2004 which shows the time elapsed since invoice date for all Red Alert Accounts Payable as of such date.

Section 4.27  Insurance. Red Alert currently maintains, in full force and effect, all insurance policies that are required to be maintained for the conduct of the Red Alert Business or the ownership of Red Alert’s property (both real and personal) (collectively, the "Red Alert Insurance Policies"). The Red Alert Insurance Policies are listed on Schedule 4.27 hereto, and true and complete copies of all Red Alert Insurance Policies have previously been provided to SIMEX. Red Alert (a) is not in default regarding the provisions of any Red Alert Insurance Policy; (b) has paid all premiums due thereunder; and (c) has not failed to present any notice or material claim thereunder in a due and timely fashion.

Section 4.28  Bankruptcy. Red Alert has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

Section 4.29  Disclosure. No statement of fact by Red Alert contained herein and no written statement of fact furnished by Red Alert to SIMEX in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained not materially misleading.

Section 4.30  Employment Practices. Except as set forth on Schedule 4.30, Red Alert has complied with the Occupational Safety and Health Act and all other laws relating to equal employment of labor including, without limitation, laws relating to equal employment opportunity and employment discriminations, employment of illegal aliens, wages, hours and collective bargaining, the violation or failure to comply with which would have a Material Adverse Effect on the business of Red Alert. Notwithstanding anything herein to the contrary, and except as set for in Schedule 4.30, Red Alert has complied with all laws relating to the collection and payment of social security and withholding taxes, or both, and similar taxes except where the failure to comply with such laws would not have a Material Adverse Effect on the business of Red Alert. Except as set forth in Schedule 4.30, Red Alert is not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing, which would have a Material Adverse Effect on the business of Red Alert.

Section 4.31  Audit. Any audit work that will need to be completed with respect to Red Alert and its subsidiaries in connection with the reports that will need to be filed by SIMEX with the Securities and Exchange Commission as a result of the Exchange will be able to be completed in a timely manner.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SIMEX

SIMEX represents and warrants to Red Alert, which representations and warranties shall survive the Closing in accordance with Section 10.1 hereof, as follows:

Section 5.1  Organization and Qualification. Each of SIMEX and its subsidiaries (as defined in Section 10.9 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of SIMEX and its subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificates of Incorporation and Bylaws of SIMEX as in effect on the date hereof are attached, respectively, to SIMEX’s Closing Certificate.

Section 5.2  Authority. SIMEX has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by SIMEX have been duly and validly authorized and approved by its board of directors and stockholders (or will have been prior to the Closing), and no other corporate or shareholder proceedings on the part of SIMEX, or its board of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by SIMEX, and assuming the due authorization, execution and delivery by Red Alert, constitutes the valid and binding obligation of SIMEX, enforceable against SIMEX in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

Section 5.3  No Conflicts, Required Filings and Consents. Except as set forth on Schedule 5.3 hereto, none of the execution and delivery of this Agreement by SIMEX, the consummation by SIMEX of the transactions contemplated hereby, or compliance by SIMEX with any of the provisions hereof, will:

(a)  conflict with or violate the Certificate of Incorporation or Bylaws of SIMEX, or the organizational documents of any other subsidiaries;

(b)  result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to SIMEX or its subsidiaries, or by which SIMEX, any of its subsidiaries, or their respective properties or assets may be bound or affected;

(c)  result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which SIMEX or any of its subsidiaries is a party or by which SIMEX, any of its subsidiaries or their respective properties may be bound or affected;

(d)  result in the creation of any Lien on any of the property or assets of SIMEX or any of its subsidiaries; or

(e)  require any Consent of (i) any Governmental Entity (except for (x) compliance with any applicable requirements of any applicable securities laws, and (y) the filing of the Certificate of Share Exchange pursuant to the GBCC); or (ii) any other Person.

Section 5.4  Litigation. Except as set forth on Schedule 5.4 hereto or in the SEC Reports, there is no suit, action, claim, investigation or proceeding pending or, to the knowledge of SIMEX, threatened against or affecting SIMEX or its subsidiaries, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against SIMEX or its subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of SIMEX and its subsidiaries, taken as a whole.

Section 5.5  Brokers. Except as disclosed on Schedule 5.5 hereto, no broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SIMEX.

Section 5.6  SIMEX Stock.

(a)  As of the date hereof the authorized capital stock of SIMEX consists of 50,000,000 shares of Common Stock, $.001 par value, of which 33,340,303 shares are validly issued and outstanding, and 5,000,000 shares of preferred stock, $.001 per share, of which none are issued and outstanding (without taking into account any shares of SIMEX Preferred Stock to be issued pursuant hereto), fully paid and nonassessable. Except as set forth on Schedule 5.6 hereto or in the SEC Reports, there are no options, warrants, calls, agreements, commitments or other rights presently outstanding that would obligate SIMEX to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the Closing Date, SIMEX has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in SIMEX.

(b)  When delivered to the Exchanging Shareholders in accordance with the terms hereof, the SIMEX Preferred Stock will be (i) duly authorized, fully paid and nonassessable, and (ii) free and clear of all Liens other than restrictions imposed by federal and state securities laws.

Section 5.7  Subsidiaries. Except as set forth on Schedule 5.7 hereto or in the SEC Reports, SIMEX has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any Entity. Schedule 5.7 lists the name of each of the subsidiaries of SIMEX, and indicates their respective jurisdictions of incorporation.

Section 5.8  Financial Statements. SIMEX has heretofore furnished Red Alert with a true and complete copy of the audited financial statements of SIMEX for the years ended December 31, 2002 and 2003, and unaudited financial statements of SIMEX for the six month period ended June 30, 2004 (the "SIMEX Financial Statements"). The SIMEX Financial Statements present fairly in all material respects the consolidated financial position, results of operations, shareholders' equity and cash flow of SIMEX at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year-end adjustments).

Section 5.9  Undisclosed Liabilities. Except as set forth on Schedule 5.9 hereto or in the SEC Reports, neither SIMEX nor any of its subsidiaries has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31, 2003 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of SIMEX and its subsidiaries, taken as a whole; (b) liabilities reflected on the SIMEX Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

Section 5.10  Compliance with Applicable Laws. SIMEX or its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of SIMEX and its subsidiaries, as appropriate, and to carry on SIMEX's business as now conducted (the "SIMEX Permits"). To the knowledge of SIMEX, SIMEX and its subsidiaries are in material compliance with all applicable laws, ordinances and regulations and the terms of the SIMEX Permits.

Section 5.11  Board of Directors/Shareholder Consent. The board of directors and shareholders of SIMEX, have, by written consent or other action, adopted and approved this Agreement and the transactions contemplated hereby, or will have prior to the Closing.

Section 5.12  Bankruptcy. Neither SIMEX nor any of its subsidiaries has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

Section 5.13  Absence of Changes. Except as provided in Schedule 5.13 hereto or in the SEC Reports, since December 31, 2003, there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of SIMEX and its subsidiaries, taken as a whole; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of SIMEX and its subsidiaries, taken as a whole; (c) any entry into any commitment or transaction material to SIMEX and its subsidiaries, taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to SIMEX’s capital stock; (e) any material change in SIMEX’s accounting principles, practices or methods; (f) any split, combination or reclassification of any of SIMEX’s capital stock, or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of SIMEX’s capital stock; or (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

Section 5.14  Taxes. SIMEX and its subsidiaries have duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by SIMEX and its subsidiaries on or prior to the Closing Date. SIMEX and its subsidiaries have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by SIMEX and its subsidiaries (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable SIMEX Financial Statement). As of the Closing Date, all deficiencies proposed as a result of any audits have been paid or settled.

Section 5.15  SEC Reports. SIMEX has previously made available to Red Alert (including through the SEC’s EDGAR system) true and complete copies of: (a) SIMEX’s Annual Report on Form 10-KSB for the years ended December 31, 2002 and 2003; (b) SIMEX’s Quarterly Report on Form 10-QSB filed with the SEC for the quarters ended March 31, 2004 and June 30, 2004 and any current reports on Form 8-K filed since December 31, 2003 (individually a "SEC Report" and collectively, the "SEC Reports").

Section 5.16  Disclosure. No statement of fact by SIMEX contained herein and no written statement of fact furnished or to be furnished by SIMEX to Red Alert in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

ARTICLE 6
ADDITIONAL AGREEMENTS

Section 6.1  Conduct of Business by Parties Pending the Exchange. From and after the date hereof, prior to the Effective Time, except as contemplated hereby, unless the other party shall otherwise agree in writing, each of Red Alert and SIMEX shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, use reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with such party to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as contemplated hereby, unless the other party shall otherwise agree in writing, prior to the Effective Time, each party shall not, directly or indirectly:

(a)  declare, set aside, or pay any dividend on, or make any other distribution in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, any share of capital stock of such party or any other equity security thereof or any right, warrant, or option to acquire any such share or other security;

(b)  issue, deliver, sell, pledge or otherwise encumber any share of its capital stock, any other voting security issued by such party or any security convertible into, or any right, warrant or option to acquire any such share or voting security;

(c)  amend its Articles of Incorporation, Bylaws or other comparable organizational documents;

(d)  acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or (ii) any assets that are material, individually or in the aggregate, to such party;

(e)  subject to a Lien or sell, lease or otherwise dispose of any of its properties or assets;

(f)  incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt security of such party, guarantee any debt security of another Person or enter into any "keep well" or other agreement to maintain the financial condition of another Person, make any loan, advance or capital contribution to, or investment in, any other Person, or settle or compromise any material claim or litigation; or

(g)  authorize any of, or commit or agree to take any of, the foregoing actions.

Section 6.2  Access to Information. From the date hereof through the Effective Time, Red Alert and SIMEX shall afford to the other of them and the other’s accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to the other of them all information concerning its business, properties and personnel as the other may reasonably request. SIMEX and Red Alert, and their respective accountants, counsel and other representatives, shall, in the exercise of the rights described in this Section 6.2, not unduly interfere with the operation of the business of the other of them.

Section 6.3  Public Announcements. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated hereby shall be made only upon or after the consummation of the Exchange. Any such disclosure shall be coordinated by SIMEX, and Red Alert shall not make any such disclosure without the prior written consent of SIMEX.

Section 6.4  Further Assurances. From time to time after the Effective Time, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof.

Section 6.5  SIMEX Loan Upon execution of this Agreement, Red Alert shall deliver the sum of $60,000 to SIMEX. In the event that the Exchange is not consummated as a result of a termination of this Agreement pursuant to Sections 9.1(a), 9.1(b), 9.1(d), or 9.1(e), then such sum shall promptly be repaid to Red Alert

Section 6.6  Post-Closing Corporate Filings. After the Effective Date, the parties shall use their best efforts to file the Amendment to the Certificate of Incorporation with the Delaware Secretary of State as soon as practicable and in accordance with all applicable laws and regulations.

Section 6.7  Post-Closing Securities Filings  After the Effective Date, the parties shall use their best efforts to file any reports required under federal securities or state "blue sky" laws required as a result of the Exchange, including but not limited to Form D filings, 8-K filings and an Information Statement on Schedule 14C, as soon as practicable and in accordance with all applicable laws and regulations.

Section 6.8  New Officers and Directors  After the Effective Date, SIMEX shall amend its bylaws to allow for 10 members of its Board of Directors and shall use its best efforts to appoint the following persons to the following positions:

Timothy A. Holly, Chairman of Board, President, Chief Executive Officer
James P. Brown, Executive Vice President, Chief Operating Officer, Director
William H. Swift, Executive Vice President, Chief Financial Officer, Director
Jerome C. Irons, Executive Vice President, Chief Information Security Officer, Director
Roel P. Verseveldt, Executive Vice President, Director
Cecil P. Brown, Executive Vice President, Director
Dwight D. Ellison, Director (non-employee)
Nicholas J. Coolidge, Director (non-employee)

Section 6.9  Option Agreements  SIMEX’s currently outstanding stock option agreements shall remain in full force and effect after the Closing (except that Fred Griffin will agree to forfeit 2 option shares), and Red Alert shall agree to employ or otherwise engage all current option holders, if necessary in order for such option agreements to remain in full force and effect.

ARTICLE 7
CONDITIONS PRECEDENT

Section 7.1  Conditions to Obligation of Red Alert to Effect the Exchange. The obligations of Red Alert to effect the Exchange shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)  SIMEX shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of SIMEX contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

(b)  the appropriate officers of SIMEX shall have executed and delivered to Red Alert at the Closing, SIMEX’s Closing Certificate and Secretary’s Certificate;

(c)  SIMEX and Red Alert shall have obtained all licenses, consents and permits, provided all notices, and all waiting periods required by law, shall have expired, necessary in order for SIMEX and Red Alert to consummate the Exchange;

(d)  Red Alert shall have received corporate certificates of good standing for SIMEX, and a copy of the Certificate of Incorporation for SIMEX, respectively, both as certified by the Secretary of State of Delaware (dated within 30 days prior to the Closing);

(e)  SIMEX’s Board of Directors shall have approved (i) the Exchange, (ii) the Certificate of Elimination attached hereto as Exhibit A (the "Certificate of Exchange"), (iii) the Certificate of Designation of Series A Preferred Stock attached hereto as Exhibit B (the "Certificate of Designation), and (iv) the Amendment to the Certificate of Incorporation attached hereto as Exhibit C (the "Amendment to Certificate of Incorporation");

(f)  Approval of the SIMEX’s shareholders of the Certificate of Elimination, Certificate of Designation and Amendment to the Certificate of Incorporation shall have been obtained;

(g)  SIMEX shall have filed the Certificate of Elimination and Certificate of Designation with the Secretary of State of the state of Delaware;

(h)  All of SIMEX’s officers and directors (except for Kjell I. Jagelid) shall have delivered written resignations of all positions with SIMEX, effective as of the Effective Date;

(i)  There shall not have occurred a SIMEX Material Adverse Effect between the date hereof and the Effective Time;

(j)  No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, arises out of, this Agreement or the consummation of the Exchange, or which is related to or arises out of the business or operations of SIMEX, if such action, proceeding, investigation or legislation, in the reasonable judgment of Red Alert or its counsel, would make it inadvisable to consummate such transactions. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction;

(k)  SIMEX shall have executed and delivered to Red Alert the certificate of share exchange to be filed with the Secretary of State of the State of Georgia in connection with the Exchange;

(l)  Red Alert shall have received from SIMEX such other documents as Red Alert’s counsel shall have reasonably requested, in form and substance reasonably satisfactory to Red Alert’s counsel.

Section 7.2  Conditions to Obligations of SIMEX to Effect the Exchange. The obligations of SIMEX to effect the Exchange shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

(a)  Red Alert shall have performed in all material respects its agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of Red Alert contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

(b)  the appropriate officers of Red Alert shall have executed and delivered to SIMEX at the Closing, Red Alert’s Closing Certificate and Secretary’s Certificate;

(c)  SIMEX and Red Alert shall have obtained all licenses, consents and permits, provided all notices, and all waiting periods required by law, shall have expired, necessary in order for SIMEX and Red Alert to consummate the Exchange;

(d)  SIMEX shall have received a corporate certificate of good standing for Red Alert, and a copy of the Articles of Incorporation of Red Alert, both as certified by the Secretary of State of Georgia (dated within 30 days prior to Closing);

(e)  Red Alert’s Board of Directors and requisite shareholders shall have approved the Exchange;

(f)  There shall not have occurred a Red Alert Material Adverse Effect between the date hereof and the Effective Time.

(g)  No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, arises out of, this Agreement or the consummation of the Exchange, or which is related to or arises out of the business or operations of Red Alert, if such action, proceeding, investigation or legislation, in the reasonable judgment of SIMEX or its counsel, would make it inadvisable to consummate such transactions. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

(h)  Red Alert shall have executed and delivered to SIMEX the certificate of share exchange to be filed with the Secretary of State of the State of Georgia in connection with the Exchange.

(i)  SIMEX shall have received from Red Alert and the Exchanging Shareholders, as the case may be, such other documents as SIMEX's counsel shall have reasonably requested, in form and substance reasonably satisfactory to SIMEX's counsel;

(j)  SIMEX shall be reasonably satisfied that the issuance of SIMEX Preferred Stock to the Exchanging Shareholders qualifies for an exemption from registration pursuant to Section 4(2) under the Securities Act and Regulation D thereunder or Regulation S of the Securities Act;

(k)  All of the Exchanging Shareholders shall have delivered Investor Representation Letters dated as of a date within 30 days of the Effective Date, and any Exchanging Shareholder that may be deemed an "affiliate" as such term is defined for purposes of paragraph (c) and (d) of Rule 145 of the Securities Act of 1933.

ARTICLE 8
INDEMNIFICATION

Section 8.1  Indemnification by SIMEX.

(a)  SIMEX shall indemnify and hold Red Alert and its directors, officers and employees (collectively, the "Red Alert Indemnified Parties") harmless from and against, and agree promptly to defend each of the Red Alert Indemnified Parties from and reimburse each of the Red Alert Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorney fees and other legal costs and expenses) (collectively, a "Red Alert Loss") that any of the Red Alert Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i)  any breach or inaccuracy of any of the representations and warranties made by SIMEX in or pursuant hereto, or in any instrument, certificate or affidavit delivered by SIMEX at the Closing in accordance with the provisions hereof;

(ii)  any failure by SIMEX to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by SIMEX pursuant hereto; and

(iii)  any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.1(a).

(b)  Notwithstanding any other provision hereof to the contrary, SIMEX shall not have any liability under Section 8.1(a)(i) above (i) unless the aggregate of all Red Alert Losses for which SIMEX would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $25,000, and then only to the extent of such excess, and (ii) unless Red Alert has asserted a claim with respect to the matters set forth in Section 8.1(a)(i), or 8.1(a)(iii) to the extent applicable to Section 8.1(a)(i), within two years of the Effective Time. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of SIMEX Stock would not, by itself, constitute a Red Alert Loss, unless and to the extent a decrease in the value of SIMEX Stock has been demonstrated to be as a result of any event described in Sections 8.1(a)(i), (ii) or (iii) above.

Section 8.2  Indemnification by Red Alert.

(a)  Red Alert shall indemnify and hold SIMEX and its respective shareholders, directors, officers and employees (collectively, the "SIMEX Indemnified Parties") harmless from and against, and agree to defend promptly each of the SIMEX Indemnified Parties from and reimburse each of the SIMEX Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys’ fees and other legal costs and expenses) (collectively, a "SIMEX Loss") that any of the SIMEX Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i)  any breach or inaccuracy of any of the representations and warranties made by Red Alert in or pursuant hereto, or in any instrument certificate or affidavit delivered by any of the same at the Closing in accordance with the provisions hereof;

(ii)  any failure by Red Alert to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Red Alert pursuant hereto; and

(iii)  any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.2.

(b)  Notwithstanding the above, Red Alert shall not have any liability under Section 8.2(a)(i) above (i) unless the aggregate of all SIMEX Losses for which the Red Alert Shareholder would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $25,000, and then only to the extent of such excess, and (ii) unless SIMEX has asserted a claim with respect to the matters set forth in Sections 8.2(a)(i), or 8.2(a)(iii) to the extent applicable to Section 8.2(a)(i) within two years of the Effective Time, except with respect to the matters arising under Sections 4.18, 4.19 or 4.20 hereof, in which event SIMEX must have asserted a claim within the applicable statute of limitations. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Red Alert Stock would not, by itself, constitute a SIMEX Loss, unless and to the extent a decrease in the value of SIMEX Stock has been demonstrated to be as a result of any event described in Sections 8.2(a)(i), (ii) or (iii) above.

Section 8.3  Notification of Claims; Election to Defend

(a)  A party entitled to be indemnified pursuant to Section 8.1 or 8.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification hereunder. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VIII within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

(b)  If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 8.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 8.1 or 8.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party. Notwithstanding anything to the contrary in the preceding sentence, if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any Claim at its own expense (except to the extent provided in the preceding sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the preceding sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a Claim) after receipt of the notice of Claim given by the Indemnified Party to the Indemnifying Party under Section 8.3(a) hereof, of its election to defend in good faith any such third party Claim. For so long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Claim, or (ii) as required by law or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 8.3(b), the Indemnifying Party shall satisfy its obligations hereunder with respect thereto. Any amount paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER

Section 9.1  Termination. This Exchange Agreement may be terminated at any time prior to the Effective Time:

(a)  by mutual written consent of SIMEX and Red Alert;

(b)  by Red Alert, upon a material breach hereof on the part of SIMEX which has not been cured and which would cause any condition set forth in Section 7.1 hereof to be incapable of being satisfied by August 27, 2004; provided that, the failure of SIMEX to obtain the approval of its Board of Directors or shareholders shall not be a material breach hereof if SIMEX shall have used its best efforts to obtain such approval;

(c)  by SIMEX, upon a material breach hereof on the part of Red Alert which has not been cured and which would cause any condition set forth in Section 7.2 hereof to be incapable of being satisfied by August 27, 2004;

(d)  by SIMEX or Red Alert if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Exchange and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; and

(e)  by either SIMEX or Red Alert if the Share Exchange shall not have been consummated on or before August 27, 2004 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations hereunder).

Section 9.2  Fees and Expenses.

(a)  If the Exchange is consummated, all costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by Red Alert.

(b)  If the Exchange is not consummated for a reason whatsoever, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

Section 9.3  Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 9.4  Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1  Survival; Recourse. None of the agreements contained herein shall survive the Exchange, except that (i) the agreements contained in Article III hereof, the covenants contained in Article VI hereof, and the obligations to indemnify contained in Article VIII hereof, shall survive the Exchange indefinitely (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles IV and V hereof shall survive the Exchange, and shall survive any independent investigation by the parties, and any dissolution, Exchange or consolidation of Red Alert or SIMEX, and shall bind the legal representatives, assigns and successors of Red Alert and SIMEX, for a period of two years after the Closing Date (other than the representations and warranties contained in Sections 4.18, 4.19 and 4.20 hereof, which shall survive for the applicable statute of limitations).

Section 10.2  Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Red Alert:                          Red Alert Group, Inc.
                   4279 Roswell Road, Suite 102-251
Atlanta, Georgia 30342
Attention: Timothy A. Holly
Telecopy: (404) 256-6532

If to SIMEX:                            SIMEX Technologies, Inc.
4940 Peachtree Industrial Blvd., Suite 360
Norcross, GA 30071
Attention: Kjell I. Jagelid
Telecopy: (770) 587-3156

With copies to:                         Greenberg Traurig, LLP
3290 Northside Parkway, NW, Suite 400
Atlanta, GA 30327
Attention:  Robert E. Altenbach, Esq.
Telecopy:  (678) 553-2188

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

Section 10.3  Entire Agreement. The exhibits and schedules hereto are incorporated herein by reference. This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

Section 10.4  Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

Section 10.5  Governing Law. This Agreement shall be governed in all respects by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

Section 10.6  Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof.

Section 10.7  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

Section 10.8  Severability. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.9  Certain Definitions. As used herein:

(a)  the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Red Alert Real Property or interfering with the ordinary conduct of any of the Red Alert Business; and (e) those Liens listed on Schedule 10.9 hereto;

(b)  (i) any representation or warranty stated to be made "to the knowledge" of a party shall refer to such party's knowledge following reasonable inquiry as to the matter in question; and (ii) any representation or warranty stated to be made "to the knowledge of Red Alert" shall refer to the knowledge, subject to clause (i) above, of the Red Alert Shareholder; and

(c)  the term "subsidiary" or "subsidiaries" means any Entity of which a party (either alone or through or together with any other subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity.

- Signatures on Following Page -

- Signature Page to Agreement and Plan of Share Exchange -

IN WITNESS WHEREOF, SIMEX and Red Alert have caused this Agreement to be signed and delivered by their respective duly authorized officers, and the Red Alert Shareholder has signed and delivered this Agreement, all as of the date first written above.

"Red Alert"

Red Alert Group, Inc., a Georgia corporation

By: /s/ Timothy A. Holly_______________________
Name: Timothy A. Holly_______________________
Title: Chairman/CEO_________________________

"SIMEX"

SIMEX Technologies, Inc., a Delaware corporation

By: /s/ Kjell I. Jagelid
Name: Kjell I. Jagelid________________________
Title: CEO/President_________________________